PRESS RELEASE - FOR IMMEDIATE RELEASE

              Omega Healthcare Proposes to Raise $50 Million in New

                                 Equity Capital

                          From its Current Stockholders

     ANN ARBOR, MICHIGAN -- OCTOBER 30, 2001 -- Omega Healthcare Investors Inc. (NYSE: OHI) announced today a plan to raise $50 million in new equity capital from its current stockholders. The purpose of such offering is to facilitate the company's reaching an agreement with its senior secured bank lenders regarding the modification of their credit facilities and to enhance the company's ability to repay approximately $108 million in debt maturing during the first half of 2002. Omega expects to use the proceeds from the offering to repay a portion of the maturing debt and for working capital and other general corporate purposes.

     Omega's plan to raise $50 million of new common equity consists of two components: a $27.24 million rights offering to its common stockholders and a private placement of at least $22.76 million to Explorer Holdings, L.P., Omega's largest stockholder. In the rights offering, Omega plans to distribute one non-transferable right to purchase one share of Omega common stock for every
2.15 shares of common stock held by stockholders at the close of business on November 8, 2001 or such later date as the registration statement relating to the rights offering is declared effective by the SEC. The number of rights that each common stockholder will receive represents the stockholder's pro rata portion on an as-converted basis of the $50 million Omega proposes to raise, thereby allowing stockholders who fully participate in the rights offering the opportunity to avoid any dilution in their ownership interest. The subscription price for each right is expected to be $2.92 per share.

     Explorer owns approximately 45.5% of Omega's issued and outstanding common stock (giving effect to the conversion of Explorer's Series C convertible preferred stock). The terms of Explorer's preferred stock give Explorer the right to receive its pro rata portion on an as-converted basis of all dividends paid to the holders of Omega's common stock, including the rights to be offered in the rights offering. Explorer has agreed to waive this provision and will not receive rights in the rights offering. Instead, Explorer has entered into an agreement with Omega to invest at least $22.76 million, representing its pro rata portion on an as-converted basis of the $50 million in new equity Omega is seeking to raise, plus an amount equal to the subscription price of the shares that are not subscribed for by Omega's stockholders in the rights offering. Explorer has agreed to purchase its stock at the same price per share as is offered to Omega's stockholders in the rights offering. As a result of Explorer's commitment, Omega is assured of receiving the entire $50 million in new equity capital it is seeking to raise if the rights offering and the private placement to Explorer are completed.

     Holders of Omega's Series A and B preferred stock will not be entitled to participate in the rights offering since their security is not convertible into common stock.

     Omega's issuance of common stock to Explorer must be approved by Omega's stockholders under NYSE rules. Omega intends to call a special meeting of stockholders to seek approval of the issuance of common stock to Explorer among other matters. If the issuance of common stock to Explorer has not been approved by stockholders at the time of closing, Explorer will receive shares of a newly created series of non-voting convertible preferred stock (having terms otherwise substantially similar to Explorer's Series C preferred stock) which will automatically convert into common stock upon receipt of stockholder approval at the same price per share as is offered to Omega's stockholders in the rights offering. Explorer has committed to vote its shares, representing approximately 45.5% of the voting shares, in favor of this proposal.

     The closing of both the rights offering and Explorer's investment will occur no later than ten business days following the expiration of the subscription period for the rights offering. In addition to customary closing conditions, the closings will be subject to Omega obtaining certain amendments to its senior secured bank facilities and waiver of Omega's current non-compliance with certain covenants on terms acceptable to Omega and Explorer. Although Omega is in discussions with the lenders under such facilities, Omega can provide no assurance as to whether satisfactory amendments and waivers will be reached with such lenders or, if so, as to the terms thereof. In the event such conditions are not satisfied, Omega will terminate the rights offering and the private placement to Explorer.

     A registration statement relating to the rights and the underlying common stock has not yet been filed with the SEC. These securities, if registered, may not be sold nor may offers to buy be accepted prior to the time the proposed registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering will only be made by means of a prospectus contained in a registration statement to be filed with the SEC.

     The securities to be sold to Explorer in the private placement have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold without registration thereunder or pursuant to an available exemption therefrom. Omega does not intend to register these securities.

     Omega is a Real Estate Investment Trust investing in and providing financing to the long-term healthcare industry. At September 30, 2001, it owned or had mortgages on 246 skilled nursing and assisted living facilities with approximately 25,400 beds located in 29 states and operated by 32 independent healthcare operating companies.

     This announcement includes forward-looking statements. Omega has based these forward-looking statements on its current expectations and projections about future events. Although Omega believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Omega undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur. In particular, there can be no assurance that Omega will be able to reach acceptable agreements with its bank lenders, that the proposed rights offering and private placement will be consummated or that the proceeds from such offerings, together with the proceeds from anticipated asset sales and cash flow from operations, will be sufficient to fully repay the indebtedness that matures during the first half of 2002.

                        For further information contact:
                        Taylor Pickett at (734) 887-0200